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                                                                    EXHIBIT 23.4

November 13, 1998


Re:  Valuation Appraisal of Woronoco Bancorp, Inc.
     Woronoco Savings Bank
     Westfield, Massachusetts

We hereby consent to the use of our firm's name, Keller & Company, Inc. ("Keller"), and the reference to our firm as experts in the Application for Conversion filed by Woronoco Savings Bank and any amendments thereto and references to our opinion regarding subscription rights filed as an exhibit to the applications referred to hereafter. We also consent to the use of our firm's name in the Form S-1 to be filed by Woronoco Bancorp, Inc. with the Securities and Exchange Commission and any amendments thereto, and to the statements with respect to us and the references to our Valuation Appraisal Report and in the said Application for Conversion and any amendments thereto filed by the Woronoco Savings Bank, Westfield, Massachusetts.

Very truly yours,

KELLER & COMPANY, INC.

by:  /s/ Michael R. Keller
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Michael R. Keller
President
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November 13, 1998

The Board of Trustees
Woronoco Savings Bank
31 Court Street
Westfield, Massachusetts 01086

Re:  Subscription Rights -- Conversion of Woronoco Savings Bank
                            Westfield, Massachusetts

To the Board:

The purpose of this letter is to provide an opinion of the value of the subscription rights of the "to be issued" common stock of Woronoco Bancorp, Inc. ("Woronoco Bancorp." or the "Corporation"), Westfield, Massachusetts in regard to the conversion of Woronoco Savings Bank ("Woronoco Savings" or the "Bank") form a state-chartered mutual savings bank to a state-chartered stock savings bank.

Because the Subscription Rights to purchase shares of Common Stock in Woronoco Bancorp., which are to be issued to the depositors of Woronoco Savings and the other members of the Bank and will be acquired by such recipients without cost, will be nontransferable and of short duration and will afford the recipients the right only to purchase shares of Common Stock at the same price as will be paid by members of the general public in a District Community Offering, we are of the opinion that:

        (1) The Subscription Rights will have no ascertainable fair market value, and;

        (2) The price at which the Subscription Rights are exercisable will not be more or less than the fair market value of the shares on the date of the exercise.

Further, it is our opinion that the Subscription Rights will have no economic value on the date of distribution or at the time of exercise, whether or not a community offering takes place.

Sincerely,

KELLER & COMPANY, INC.

/s/ Michael R. Keller
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Michael R. Keller
President